FIRST AMENDMENT TO BYLAWS, AS AMENDED THROUGH JUNE 16,1994



The undersigned, Secretary of Ameriwood Industries Intentional
Corporation,certifies that the following is a true and correct copy of Article II, Section 2 of the corporation Bylaws as amended by the Board of Directors on January 28, 1996:



Section 2.  Annual Meetings.

Annual meetings of the shareholders shall be held on such day as may be determined by the Board of Directors from time to time, but not later than a date which is fifteen (15) months following the previous annual meeting of the shareholders, at such hour as shall be stated in the notice of the meeting, at which the shareholders shall elect by a plurality vote the successors of the class of directors whose term expires at the meeting, together with directors to fill vacancies or newly created directorships, and transact such other business as may properly be brought before the meeting.



IN WITNESS WHEREOF, I have signed my name as Assistant Secretary of the Corporation on this 25th day of March, 1996.



/s/ Charles R. Foley
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Charles R. Foley
Secretary, Interim Chief Executive
Officer and President, Chief
Financial Officer